Exhibit (a)(5)(vii)

FOR IMMEDIATE RELEASE

Grupo Inversor Petroquímica S.L., WST S.A. and PCT LLC Announce Extension of the Cash Tender Offer for up to a Total of 194,651,345 Outstanding Class B Shares of Transportadora de Gas del Sur S.A.

Buenos Aires, Argentina, February 7, 2017 — Grupo Inversor Petroquímica S.L. (“GIP”), a limited company organized under the laws of Spain, WST S.A. (“WST”), a corporation organized under the laws of Argentina and PCT LLC (“PCT”), a limited liability company organized under the laws of the State of Delaware, United States of America (collectively, the “Offerors”) today announced the second extension of the expiration of their previously announced tender offer (the “Offer”) for up to a total of 194,651,345 outstanding Class B Shares of common stock, one peso (Ps. 1.00) nominal amount each per share (the “Class B Shares”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing rights to five (5) Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A., a corporation organized under the laws of Argentina (“TGS”), other than those held by the Offerors or their affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars). The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. The offer price in the Argentine Offer is Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. As of January 27, 2017, the date of the first extension of the expiration of the tender offer, approximately 6,212 ADSs had been tendered by holders in the U.S. Offer. As of February 6, 2017, approximately 7,458 ADSs have been tendered and not withdrawn by holders in the U.S. Offer.

The Offerors have extended the expiration of the Offer until 11:00 a.m., New York City time (the “Expiration Time”) on March 14, 2017, unless further extended (the “Expiration Date”) such that the Expiration Time and the Expiration Date of the U.S. Offer is the expiration time and the expiration date of the Argentine Offer. The Argentine Offer is currently scheduled to expire at 1:00 p.m., Buenos Aires time, on March 14, 2017.

NOTICE TO INVESTORS ABOUT THE OFFER:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to buy Class B Shares and ADSs of TGS is being made pursuant to an Offer to Purchase and related tender offer materials that the Offerors filed with the United States Securities and Exchange Commission (“SEC”) on December 30, 2016. The Offerors filed a Tender Offer Statement on Schedule TO with the SEC on December 30, 2016 and an amendment to the Tender Offer Statement on Schedule TO-T/A on January 27, 2017, and TGS filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on January 13, 2017 related to the Offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials will be made available to TGS’s shareholders at no expense to them by Innisfree M&A Incorporated, the U.S. Information Agent by contacting Innisfree M&A Incorporated at (212) 750-5833 (collect) or (888) 750-5834 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

CONTACT:

Investors:
Scott Winter/Jonathan Salzberger/Nydia Ramos
Innisfree M&A Incorporated
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
 Bankers and Brokers Call Collect: (212) 750-5833